Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement No. 333-168052 on Form S-8 of Neah Power Systems, Inc. ("the Company") of our report dated December 23, 2014, on our audits of the consolidated financial statements of the Company as of and for the years ended September 30, 2014 and 2013, appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2014.

Our report contains an explanatory paragraph that states that the Company had an accumulated deficit of approximately $62.4 million and a working capital deficit of approximately $1.1 million at September 30, 2014.  Additionally, net cash used in operating activities was approximately $2.5 million for the year ended September 30, 2014, and the Company has experienced recurring losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

December 23, 2014